EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration Statement No. 333-144766, filed on July 23, 2007) of Umpqua Holdings Corporation of our report dated June 25, 2009, relating to the financial statements of Umpqua Bank 401(k) and Profit Sharing Plan, which appear in this Annual Report (Form 11-K) as of and for the year ended December 31, 2008.

Portland, Oregon
June 25, 2009